August 22, 1997


USG Corporation
125 South Franklin Street
Chicago, Illinois 60660


We are aware that USG Corporation has incorporated by reference into its Form S-8 Registration Statement its Forms 10-Q for the quarters ended March 31, and June 30, 1997, which include our reports dated April 21, and July 21, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,

/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP